EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Catasys, Inc. on Form S-3 to be filed on or about March 22, 2019 of our report dated March 22, 2019, on our audit of the consolidated financial statements as of December 31, 2018 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 22, 2019.  Our report includes an explanatory paragraph about the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers.”  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 22, 2019